EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2008, accompanying the consolidated financial statements included in the Annual Report of Shoe Pavilion, Inc. on Form 10-K for the year ended December 29, 2007.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Shoe Pavilion, Inc. on Form S-3 (File No. 333-129210, effective January 17, 2006) and on Forms S-8 (File No. 333-49007, effective March 31, 1998 and File No. 333-49009, effective March 31, 1998).

/s/ GRANT THORNTON LLP

Los Angeles, California
March 27, 2008